Exhibit 99.1

News Release

American Homes 4 Rent Reports Fourth Quarter and Full Year 2019 Financial and Operating Results
— Announces Strategic Joint Venture with
Institutional Investors Advised by J.P. Morgan Asset Management —
AGOURA HILLS, Calif., Feb. 27, 2020—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter and full year ended December 31, 2019.
Highlights

•	Total revenues increased 5.1% to $284.0 million for the fourth quarter of 2019 from $270.3 million for the fourth quarter of 2018.

•
Net income attributable to common shareholders totaled $23.6 million, or $0.08 per diluted share, for the fourth quarter of 2019, compared to $17.6 million, or $0.06 per diluted share, for the fourth quarter of 2018.

•
Core Funds from Operations (“Core FFO”) attributable to common share and unit holders for the fourth quarter of 2019 was $101.4 million, or $0.29 per FFO share and unit, compared to $96.3 million, or $0.27 per FFO share and unit, for the fourth quarter of 2018, which represents a 5.0% increase on a per share and unit basis.

•
Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders for the fourth quarter of 2019 was $91.2 million, or $0.26 per FFO share and unit, compared to $86.9 million, or $0.25 per FFO share and unit, for the fourth quarter in 2018, which represents a 4.7% increase on a per share and unit basis.

•
Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.2% year-over-year for the fourth quarter of 2019. Core NOI After Capital Expenditures from Same-Home properties increased by 3.0% year-over-year for the fourth quarter in 2019.

•
Same-Home portfolio Average Occupied Days Percentage increased to 95.1% for the fourth quarter of 2019, compared to 94.7% for the fourth quarter of 2018, while achieving a 3.3% year-over-year growth in Average Monthly Realized Rent per property for the same comparable periods.

•
In February 2020, entered into an approximately $250 million strategic joint venture with institutional investors advised by J.P. Morgan Asset Management focused on constructing and operating newly built rental homes by the Company, providing additional scale, opportunity for economic upside and additional institutional endorsement of the Company’s industry leading built-for-rental strategy.

“American Homes 4 Rent had a strong finish to 2019, driving nearly 7.0% growth in full year Core FFO per share and unit,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “As we look ahead to 2020, we believe we are extremely well positioned, having made considerable investments in our one-of-a-kind development program, as well as continued refinements to our leasing, property management and maintenance systems, all of which is underpinned by our best-in-class balance sheet. We expect these competitive advantages will allow us to continue to create outsized shareholder value as we take advantage of our vast market opportunity to scale and grow AMH over the long term.”

Fourth Quarter 2019 Financial Results
On January 1, 2019, the Company adopted the new lease accounting standard, ASU No. 2016-02, which prospectively results in a larger portion of internal leasing costs being expensed that were previously capitalized. For purposes of comparability, applicable prior period non-GAAP financial metrics have been conformed to reflect the new lease accounting standard. Refer to Non-GAAP Financial Measures for further information.

Net income attributable to common shareholders totaled $23.6 million, or $0.08 per diluted share, for the fourth quarter of 2019, compared to $17.6 million, or $0.06 per diluted share, for the fourth quarter of 2018. This improvement was primarily attributable to higher revenues resulting from a larger number of occupied properties and higher rental rates, which were offset in part by higher property operating expenses, property management expenses and general and administrative expense, as well as an increase in gain on sale of single-family properties and other, net.
Total revenues increased 5.1% to $284.0 million for the fourth quarter of 2019 from $270.3 million for the fourth quarter of 2018. Revenue growth was primarily driven by continued strong leasing activity, as our average occupied portfolio grew to 48,818 homes for the fourth quarter of 2019, compared to 47,687 homes for the fourth quarter of 2018, as well as higher rental rates.
Core NOI on our total portfolio increased 5.2% to $157.2 million for the fourth quarter of 2019, compared to $149.4 million for the fourth quarter of 2018. This increase was primarily due to growth in rental income resulting from a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense and higher repairs and maintenance and turnover costs, net.
Core revenues from Same-Home properties increased 4.0% to $190.1 million for the fourth quarter of 2019, compared to $182.8 million for the fourth quarter of 2018. This growth was primarily driven by a 3.3% increase in Average Monthly Realized Rent per property and an increase in Average Occupied Days Percentage to 95.1% from 94.7% as well as higher fees from single-family properties resulting from operational enhancements to our fee structure. Core property operating expenses from Same-Home properties increased 5.4% to $67.5 million for the fourth quarter of 2019, compared to $64.0 million for the fourth quarter of 2018, driven mostly by higher property tax expense related to 2019 valuation increases and higher repairs and maintenance and turnover costs, net. As a result, Core NOI from Same-Home properties increased 3.2% to $122.6 million for the fourth quarter of 2019, compared to $118.7 million for the fourth quarter of 2018. After capital expenditures, Core NOI from Same-Home properties increased 3.0% to $115.2 million for the fourth quarter of 2019, compared to $111.9 million for the fourth quarter of 2018. For the fourth quarter of 2019, capital expenditures reflected above average increases from the planned expansion of our strategic preventative maintenance program.
Core FFO attributable to common share and unit holders was $101.4 million, or $0.29 per FFO share and unit, for the fourth quarter of 2019, compared to $96.3 million, or $0.27 per FFO share and unit, for the fourth quarter of 2018. Adjusted FFO attributable to common share and unit holders was $91.2 million, or $0.26 per FFO share and unit, for the fourth quarter of 2019, compared to $86.9 million, or $0.25 per FFO share and unit, for the fourth quarter of 2018. This improvement was primarily attributable to increases in rental revenue driven by a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense, higher repairs and maintenance and turnover costs, net and higher general and administrative expense.
Full Year 2019 Financial Results
On January 1, 2019, the Company adopted the new lease accounting standard, ASU No. 2016-02, which prospectively results in a larger portion of internal leasing costs being expensed that were previously capitalized. For purposes of comparability, applicable prior period non-GAAP financial metrics have been conformed to reflect the new lease accounting standard. Refer to Non-GAAP Financial Measures for further information.
Net income attributable to common shareholders was $85.9 million, or $0.29 per diluted share, for the year ended December 31, 2019, compared to $23.5 million, or $0.08 per diluted share, for the year ended December 31, 2018. This improvement was primarily attributable to higher revenues resulting from a larger number of occupied properties and higher rental rates, which were offset in part by higher property operating expenses, property management expenses and general and administrative expense, as well as an increase in gain on sale of single-family properties and other, net and a noncash charge related to the redemption of the Series C participating preferred shares through a conversion into Class A common shares during the second quarter of 2018.

Total revenues increased 6.6% to $1.14 billion for the year ended December 31, 2019 from $1.07 billion for the year ended December 31, 2018. Revenue growth was primarily driven by continued strong leasing activity, as our average occupied portfolio grew to 48,687 homes for the year ended December 31, 2019, compared to 47,368 homes for the year ended December 31, 2018, as well as higher rental rates.
Core NOI on our total portfolio increased 7.0% to $612.7 million for the year ended December 31, 2019, compared to $572.6 million for the year ended December 31, 2018. This increase was primarily due to growth in rental income resulting from a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense, higher repairs and maintenance and turnover costs, net and higher property management expenses, net.
Core revenues from Same-Home properties increased 4.1% to $753.8 million for the year ended December 31, 2019, compared to $723.8 million for the year ended December 31, 2018. This growth was primarily driven by a 3.5% increase in Average Monthly Realized Rent per property and an increase in Average Occupied Days Percentage to 95.4% from 95.0% as well as higher fees from single-family properties resulting from operational enhancements to our fee structure. Core property operating expenses from Same-Home properties increased 4.9% to $274.6 million for the year ended December 31, 2019, compared to $261.7 million for the year ended December 31, 2018, driven mostly by higher property tax expense related to 2019 valuation increases and higher repairs and maintenance and turnover costs, net. As a result, Core NOI from Same-Home properties increased 3.7% to $479.2 million for the year ended December 31, 2019, compared to $462.2 million for the year ended December 31, 2018. After capital expenditures, Core NOI from Same-Home properties increased 3.3% to $447.5 million for the year ended December 31, 2019, compared to $433.3 million for the year ended December 31, 2018. For the year ended December 31, 2019, capital expenditures reflected above average increases from the planned expansion of our strategic preventative maintenance program.
Core FFO attributable to common share and unit holders was $392.8 million, or $1.11 per FFO share and unit, for the year ended December 31, 2019, compared to $363.6 million, or $1.04 per FFO share and unit, for the year ended December 31, 2018. Adjusted FFO attributable to common share and unit holders was $348.7 million, or $0.99 per FFO share and unit, for the year ended December 31, 2019, compared to $323.1 million, or $0.92 per FFO share and unit, for the year ended December 31, 2018. This improvement was primarily attributable to increases in rental revenue driven by a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense, higher repairs and maintenance and turnover costs, net, higher property management expenses, net and higher general and administrative expense.
Portfolio
As of December 31, 2019, the Company had an occupancy percentage of 94.9%, compared to 95.6% as of September 30, 2019. The occupancy percentage on Same-Home properties was 95.7% as of December 31, 2019, compared to 95.9% as of September 30, 2019.
Investments
As of December 31, 2019, the Company’s total portfolio consisted of 52,552 homes, including 1,187 properties held for sale, compared to 52,537 homes as of September 30, 2019, including 1,439 properties held for sale, an increase of 15 homes in the fourth quarter of 2019, which included 341 newly constructed properties delivered through our AMH Development and National Builder Programs and 50 homes acquired through traditional acquisition channels, partially offset by 376 homes sold.

Capital Activities and Balance Sheet
As of December 31, 2019, the Company had cash and cash equivalents of $37.6 million and had total outstanding debt of $2.9 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.4% and a weighted-average term to maturity of 13.1 years. The Company had no outstanding borrowings on its $800.0 million revolving credit facility at the end of the quarter.
In February 2020, entered into a $253.1 million strategic joint venture with institutional investors advised by J.P. Morgan Asset Management focused on constructing and operating newly built rental homes by the Company. The Company holds a 20% unconsolidated interest in the joint venture, which has an evergreen term. Additionally, the Company will earn fees for development and management services provided to the venture and have an opportunity to earn a promoted interest after construction and initial operation of the venture’s properties.
2020 Guidance
Guidance Summary

Full Year 2020
Core FFO attributable to common share and unit holders	$1.17 - $1.21

Same-Home
Core revenues growth	3.2% - 4.2%
Core property operating expenses growth (1)	4.0% - 5.0%
Core NOI growth	2.8% - 3.8%

(1)	Comprised of expected property tax growth of 4.8% - 5.8% and all other operating expenses growth, excluding property taxes, of 3.2% - 4.2%.
Reconciliation of Core FFO attributable to common share and unit holders from 2019 to 2020 Guidance Midpoint

Per FFO Share and Unit
2019 Core FFO attributable to common share and unit holders	$1.11

Same-Home Core NOI growth	0.05
Non-Same-Home Core NOI growth (1)	0.04
Held for sale properties NOI decrease (2)	(0.01)

2020 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.19

(1)
Reflects NOI from Non-Same-Home properties including contribution from 2019 acquisitions. For 2020, we expect to add between 2,800 and 3,200 properties with an investment between $700.0 million and $800.0 million.

(2)	Reflects less NOI contribution from held for sale properties, which totaled 1,187 as of December 31, 2019 compared to 1,945 as of December 31, 2018.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.

Additional Information
A copy of the Company’s Fourth Quarter 2019 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 28, 2020, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2019, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, March 13, 2020, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13698091#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2019, we owned 52,552 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2020 Guidance and our belief that there will be continued strong demand for single-family rentals and our ability to continue to expand our built-for-rental program and deliver consistent operating results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Single-family properties:
Land	$1,756,504	$1,713,496
Buildings and improvements	7,691,877	7,483,600
Single-family properties in operation	9,448,381	9,197,096
Less: accumulated depreciation	(1,462,105)	(1,176,499)
Single-family properties in operation, net	7,986,276	8,020,597
Single-family properties under development and development land	355,427	153,651
Single-family properties held for sale, net	209,828	318,327
Total real estate assets, net	8,551,531	8,492,575
Cash and cash equivalents	37,575	30,284
Restricted cash	126,544	144,930
Rent and other receivables, net	29,618	29,027
Escrow deposits, prepaid expenses and other assets	202,056	146,034
Deferred costs and other intangibles, net	6,840	12,686
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,100,109	$9,001,481

Liabilities
Revolving credit facility	$—	$250,000
Term loan facility, net	—	99,232
Asset-backed securitizations, net	1,945,044	1,961,511
Unsecured senior notes, net	888,453	492,800
Accounts payable and accrued expenses	243,193	219,229
Amounts payable to affiliates	4,629	4,967
Total liabilities	3,081,319	3,027,739

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 300,107,599 and 296,014,546 shares issued and outstanding at December 31, 2019 and 2018, respectively)	3,001	2,960
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2019 and 2018)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 35,350,000 shares issued and outstanding at December 31, 2019 and 2018)	354	354
Additional paid-in capital	5,790,775	5,732,466
Accumulated deficit	(465,368)	(491,214)
Accumulated other comprehensive income	6,658	7,393
Total shareholders' equity	5,335,426	5,251,965
Noncontrolling interest	683,364	721,777
Total equity	6,018,790	5,973,742

Total liabilities and equity	$9,100,109	$9,001,481

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rents and other single-family property revenues	$281,465	$268,943	$1,132,137	$1,066,675
Other	2,545	1,373	11,241	6,180
Total revenues	284,010	270,316	1,143,378	1,072,855

Expenses:
Property operating expenses	102,788	99,475	433,854	412,905
Property management expenses	21,822	18,105	86,908	74,573
General and administrative expense	12,178	8,402	43,206	36,575
Interest expense	31,163	30,691	127,114	122,900
Acquisition and other transaction costs	769	1,538	3,224	5,225
Depreciation and amortization	83,219	81,123	329,293	318,685
Other	1,585	3,745	6,733	7,265
Total expenses	253,524	243,079	1,030,332	978,128

Gain on sale of single-family properties and other, net	10,978	7,497	43,873	17,946
Loss on early extinguishment of debt	—	—	(659)	(1,447)
Remeasurement of participating preferred shares	—	—	—	1,212

Net income	41,464	34,734	156,260	112,438

Noncontrolling interest	4,092	3,320	15,221	4,165
Dividends on preferred shares	13,782	13,782	55,128	52,586
Redemption of participating preferred shares	—	—	—	32,215

Net income attributable to common shareholders	$23,590	$17,632	$85,911	$23,472

Weighted-average common shares outstanding:
Basic	300,724,761	296,559,183	299,415,397	293,640,500
Diluted	301,213,621	297,067,211	299,918,966	294,268,330

Net income attributable to common shareholders per share:
Basic	$0.08	$0.06	$0.29	$0.08
Diluted	$0.08	$0.06	$0.29	$0.08

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2019 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2019 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the quarters and years ended December 31, 2019 and 2018 (amounts in thousands, except share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$23,590	$17,632	$85,911	$23,472
Adjustments:
Noncontrolling interests in the Operating Partnership	4,092	3,320	15,221	4,424
Net (gain) on sale / impairment of single-family properties and other	(10,398)	(4,435)	(40,210)	(12,088)
Adjustments for unconsolidated joint ventures	821	—	1,797	—
Depreciation and amortization	83,219	81,123	329,293	318,685
Less: depreciation and amortization of non-real estate assets	(2,031)	(1,890)	(7,933)	(7,352)
FFO attributable to common share and unit holders	$99,293	$95,750	$384,079	$327,141
Adjustments:
Internal leasing costs (1)	—	(2,171)	—	(7,984)
Acquisition and other transaction costs	769	1,538	3,224	5,225
Noncash share-based compensation - general and administrative	946	466	3,466	2,075
Noncash share-based compensation - property management	353	217	1,342	1,358
Noncash interest expense related to acquired debt	—	493	—	3,303
Loss on early extinguishment of debt	—	—	659	1,447
Remeasurement of participating preferred shares	—	—	—	(1,212)
Redemption of participating preferred shares	—	—	—	32,215
Core FFO attributable to common share and unit holders	$101,361	$96,293	$392,770	$363,568
Recurring capital expenditures (2)	(9,332)	(8,546)	(39,997)	(35,888)
Leasing costs	(851)	(3,047)	(4,095)	(12,603)
Internal leasing costs (1)	—	2,171	—	7,984
Adjusted FFO attributable to common share and unit holders	$91,178	$86,871	$348,678	$323,061

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.28	$0.27	$1.09	$0.94
Core FFO attributable to common share and unit holders	$0.29	$0.27	$1.11	$1.04
Adjusted FFO attributable to common share and unit holders	$0.26	$0.25	$0.99	$0.92

Weighted-average FFO shares and units:
Common shares outstanding	300,724,761	296,559,183	299,415,397	293,640,500
Share-based compensation plan (3)	708,131	508,028	686,050	627,830
Operating partnership units	52,026,980	55,349,791	53,045,004	55,350,062
Total weighted-average FFO shares and units	353,459,872	352,417,002	353,146,451	349,618,392

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

(3)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (5) gain or loss on early extinguishment of debt, (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, and (7) the allocation of income to our participating preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the quarters and years ended December 31, 2019 and 2018 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Total revenues	$284,010	$270,316	$1,143,378	$1,072,855
Tenant charge-backs	(36,290)	(33,917)	(159,851)	(146,793)
Other revenues	(2,545)	(1,373)	(11,241)	(6,180)
Bad debt expense	—	(2,367)	—	(8,732)
Core revenues	245,175	232,659	972,286	911,150
Less: Non-Same-Home core revenues	55,110	49,902	218,485	187,305
Same-Home core revenues	$190,065	$182,757	$753,801	$723,845

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$102,788	$99,475	$433,854	$412,905
Property management expenses	21,822	18,105	86,908	74,573
Noncash share-based compensation - property management	(353)	(217)	(1,342)	(1,358)
Expenses reimbursed by tenant charge-backs	(36,290)	(33,917)	(159,851)	(146,793)
Bad debt expense	—	(2,367)	—	(8,732)
Internal leasing costs (1)	—	2,171	—	7,984
Core property operating expenses	87,967	83,250	359,569	338,579
Less: Non-Same-Home core property operating expenses	20,481	19,219	84,986	76,892
Same-Home core property operating expenses	$67,486	$64,031	$274,583	$261,687

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$41,464	$34,734	$156,260	$112,438
Remeasurement of participating preferred shares	—	—	—	(1,212)
Loss on early extinguishment of debt	—	—	659	1,447
Gain on sale of single-family properties and other, net	(10,978)	(7,497)	(43,873)	(17,946)
Depreciation and amortization	83,219	81,123	329,293	318,685
Acquisition and other transaction costs	769	1,538	3,224	5,225
Noncash share-based compensation - property management	353	217	1,342	1,358
Interest expense	31,163	30,691	127,114	122,900
General and administrative expense	12,178	8,402	43,206	36,575
Other expenses	1,585	3,745	6,733	7,265
Other revenues	(2,545)	(1,373)	(11,241)	(6,180)
Internal leasing costs (1)	—	(2,171)	—	(7,984)
Core NOI	157,208	149,409	612,717	572,571
Less: Non-Same-Home Core NOI	34,629	30,683	133,499	110,413
Same-Home Core NOI	122,579	118,726	479,218	462,158
Less: Same-Home recurring capital expenditures	7,407	6,861	31,687	28,900
Same-Home Core NOI After Capital Expenditures	$115,172	$111,865	$447,531	$433,258

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com